Exhibit 99.2

TICC Announces $15 Million Transaction with NetQuote Inc

Greenwich, CT – 9/6/05 – Technology Investment Capital Corp. (Nasdaq: TICC) announced today that it has completed a $15 million investment in senior secured notes issued by NetQuote Inc. NetQuote operates a web-based business through which local insurance agents and national insurance companies acquire leads of consumers seeking to purchase competitively-priced insurance policies. TICC's investment supports the acquisition of NetQuote by Spectrum Equity Investors and Stripes Group.

About NetQuote Inc

Based in Denver, Colorado, NetQuote operates a web-based business through which local insurance agents and national insurance companies acquire leads of consumers seeking to purchase competitively-priced insurance policies. NetQuote's website and services enable consumers, at no cost, to receive multiple insurance quotes from the Company's network of independent local insurance agents and local representatives from its national insurance partners. Please visit www.netquote.com for more information.

About Spectrum Equity Investors

Spectrum is a private equity investor in established and emerging growth companies in the media, communications, information technology, and information and business services industries. Founded in 1994, Spectrum manages private equity funds representing $4 billion in committed capital and has offices in Menlo Park, Boston, and New York. Please visit www.spectrumequity.com for more information.

About the Stripes Group

Stripes Group provides profitable entrepreneurial companies with a competitive advantage in execution. As an active partner, Stripes Group supports its portfolio companies through growth capital, access to Fortune 1000 customers, recruiting executive talent and the ability to tap the operating experience of its principals. Stripes Group makes growth equity investments of $10 million to $40 million per transaction and acquires companies with purchase prices of $20 million to $150 million. Stripes Group executes a targeted investment strategy in Technology, Branded Consumer Product and Financial Service companies. Please visit www.stripesgroup.com for additional information.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.